                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              CIRRUS LOGIC, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        --------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
        --------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        --------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
        --------------------------------------------------------------------

    (5) Total fee paid:
        --------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
        --------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
        --------------------------------------------------------------------

    (3) Filing Party:
        --------------------------------------------------------------------

    (4) Date Filed:
        --------------------------------------------------------------------

                      [LOGO OF CIRRUS LOGIC APPEARS HERE]

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 1, 1995

TO THE SHAREHOLDERS OF CIRRUS LOGIC, INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Cirrus Logic, Inc. (the "Company"), a California corporation, will be held on Tuesday, August 1, 1995, at 3:30 p.m., local time, at the offices of the Company, 3100 West Warren Avenue, Fremont, California 94538 for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are duly elected.

    2. To approve an amendment to the Company's 1989 Employee Stock Purchase Plan that will increase the number of shares of Common Stock available for grant under the plan by 400,000 shares.

    3. To approve an amendment to the Company's 1987 Stock Option Plan that will increase the number of shares of Common Stock available for grant under the plan by 900,000 shares.

    4. To approve an amendment to the Company's 1990 Directors' Stock Option Plan that will increase the number of shares of Common Stock available for grant under the plan by 40,000 shares.

    5. To approve the Company's Executive Variable Compensation Plan.

    6. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

    7. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on June 2, 1995, are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof.

                                          For the Board of Directors

                                          Sam S. Srinivasan, Secretary

Fremont, California
June 15, 1995


                             YOUR VOTE IS IMPORTANT

   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. RETURNING YOUR PROXY WILL HELP THE COMPANY ASSURE A QUORUM AND AVOID THE ADDITIONAL EXPENSE OF DUPLICATE PROXY SOLICITATIONS. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED THE PROXY.

                      [LOGO OF CIRRUS LOGIC APPEARS HERE]

                               ----------------

                                PROXY STATEMENT

                      1995 ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 1, 1995

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Cirrus Logic, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, August 1, 1995, at 3:30 p.m., local time (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Company, located at 3100 West Warren Avenue, Fremont, California 94538. The telephone number at this address is (510) 623-8300.

  These proxy solicitation materials and the Company's Annual Report to Shareholders for the fiscal year ended April 1, 1995, including financial statements, were mailed on or about June 15, 1995 to all shareholders entitled to vote at the Annual Meeting.

  ON JUNE 1, 1995, THE COMPANY'S BOARD OF DIRECTORS APPROVED A TWO-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK. THE RECORD DATE FOR SUCH SPLIT IS JUNE 19, 1995 AND THE PAYMENT DATE IS JULY 17, 1995. THE NUMBERS IN THIS PROXY STATEMENT DO NOT REFLECT THE STOCK SPLIT, WHICH IS TO BE EFFECTED AFTER THE MAILING DATE OF THIS PROXY STATEMENT, AND THE NUMBERS HEREIN WILL BE ADJUSTED AS A RESULT OF THE SPLIT.

RECORD DATE AND SHARE OWNERSHIP

  Only shareholders of record at the close of business on June 2, 1995 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 30,744,983 shares of Common Stock outstanding. For information regarding holders of more than 5% of the outstanding Common Stock, see "Share Ownership of Directors, Officers and Certain Beneficial Owners." The closing price of the Company's Common Stock on the Record Date was $53.875 per share, as reported by the Nasdaq National Market.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with the Secretary of the Company at the Company's principal executive office, 3100 West Warren Avenue, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

VOTING AND SOLICITATION

  Each shareholder voting for the election of directors may cumulate his or her votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote, or distributing the shareholder's votes on the same principle among as many candidates as the shareholder chooses, provided that votes may not be cast for more than eight (8) candidates. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate's name has been properly placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

  The cost of this solicitation will be borne by the Company. The Company has retained Skinner & Co. to aid in the solicitation of proxies from shareholders, banks and other institutional nominees. The fees and expenses of this solicitation are not expected to exceed $6,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" OR "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" (the "Votes Cast") at the Annual Meeting with respect to such matter.

  While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

  Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1996 Annual Meeting of Shareholders must be received by the Company no later than February 15, 1996, in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  A board of eight (8) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

NOMINEES FOR DIRECTOR

  Set forth below is certain information regarding the nominees:

                                                                     DIRECTOR
              NAME               AGE    POSITION WITH THE COMPANY     SINCE
              ----               ---    -------------------------    --------
 Michael L. Hackworth(1)(4).....  54 President, Chief Executive        1985
                                      Officer and Director
 Suhas S. Patil(1)(4)...........  50 Chairman of the Board,            1984
                                      Executive Vice President,
                                      Products and Technology, and
                                      Director
 C. Gordon Bell(1)(3)...........  60 Director                          1990
 D. James Guzy(1)(4)............  59 Director                          1984
 David L. Lyon..................  46 President, Pacific                1993
                                      Communication Sciences, Inc.
                                      (a subsidiary of the
                                      Company), and Director
 C. Woodrow Rea, Jr.(2)(3)(4)...  47 Director                          1985
 Walden C. Rhines...............  48 Director                          1995
 Robert H. Smith(2)(3)..........  58 Director                          1990

- --------
(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee
(4) Member of the Nominating Committee

  Mr. Hackworth, a founder of the Company, has served as President, Chief Executive Officer and a Director of the Company since January 1985.

  Dr. Patil, a founder of the Company, has served as Chairman of the Board and Director since the Company was founded in 1984. He served as Vice President, Research and Development until March 1990, when he became Executive Vice President, Products and Technology.

  Dr. Bell has been a computer consultant since November 1991. Previously, he was Chief Scientist for Stardent Computer, a manufacturer of high-performance graphics super-computers, from November 1987 until November 1991.

  Mr. Guzy has been President of Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969. He is also a director of Intel Corporation, Frame Technology Corp., Micro Component Technology, Inc., Novellus Systems, Inc., Selected/Venture Advisors Group of Mutual Funds and Alliance Capital Management Technology Fund.

  Dr. Lyon has been President of Pacific Communication Sciences, Inc. ("PCSI"), a digital communication product company, since March 1987. PCSI was acquired by Cirrus Logic, Inc. in February 1993.

  Mr. Rea has been President and Chief Executive Officer and a director of Spectrian, a communications electronics company, since January 1992. From April 1984 to January 1992, he was a general partner of the New Enterprise Associates group of venture capital partnerships. He is also a director of Molecular Dynamics, Inc.

  Dr. Rhines has been President and Chief Executive Officer and a director of Mentor Graphics Corporation, a maker of electronic design automation products, since October 1993. Previously, he was Executive Vice President, Semiconductor Group at Texas Instruments Inc. from May 1987 to October 1993. He is also a director of TriQuint Semiconductor.

  Mr. Smith is currently retired. From June 1994 to September 1994, he was Chairman of the Board of Micro-Component Technology, an equipment manufacturer. He was President of Maxwell Communication Corporation North America, a printing, publishing, telecommunications and information management company, from August 1988 to July 1990. He is also a director of Frame Technology Corp. and Novellus Systems, Inc.

  There are no family relationships between any directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

  During the fiscal year ended April 1, 1995 (the "Last Fiscal Year"), the Board of Directors held seven (7) meetings. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, except Mr. Cash who attended 43% of such meetings. Mr. Cash is not standing for reelection at this Annual Meeting.

  The Board of Directors has four (4) standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating Committee.

  The Executive Committee, which consists of directors Bell, Guzy, Hackworth and Patil, was established in July 1992 to work on special projects as may be designated from time to time by the Board of Directors. During the Last Fiscal Year, the Executive Committee met five (5) times.

  The Audit Committee, which consists of directors Rea and Smith, was established to review, in consultation with the independent auditors, the Company's financial statements, accounting and other policies, accounting systems and system of internal controls. The Audit Committee met four (4) times during the Last Fiscal Year.

  The Compensation Committee, which consists of directors Bell, Rea and Smith, was established to grant stock options under the Company's Option Plans and to review the Company's programs relating to the recruitment, retention and motivation of employees, the Variable Compensation Plans and other similar programs for recommendation to the Board of Directors. The Compensation Committee met eighteen (18) times during the Last Fiscal Year, twelve (12) of which were regularly scheduled monthly telephonic meetings to approve stock option grants.

  The Nominating Committee, which consists of directors Hackworth, Guzy, Patil and Rea, was established in July 1994 to seek qualified candidates for nomination to the Board. During the Last Fiscal Year, the Nominating Committee met two (2) times. The Nominating Committee intends to conduct its evaluation of potential candidates independently and confidentially; therefore, it does not intend to accept shareholder recommendations of candidates.

COMPENSATION OF DIRECTORS

  Non-employee directors are compensated as follows: a retainer of $4,000 shall be paid each quarter; a fee of $2,000 per day shall be paid for each regular or special meeting of the Board of Directors or committee meetings attended in person; a fee of $2,000 per day shall be paid for consulting services; and travel expenses will be reimbursed for any director who travels more than 50 miles to attend a meeting. During the Last Fiscal Year, consulting fees in the amounts of $4,125, $1,500, and $1,500 were paid to Mr. Guzy, Mr. Rea and Mr. Smith, respectively, for Board of Directors related services performed at the request of the Board or the President.

  In addition, in January 1990 the Company adopted a Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the shareholders in July 1990. Under the terms of the Directors' Plan, each non-employee director is automatically granted, on the date he or she first becomes a director, an initial option to purchase 10,000 shares and, on the date of his or her annual reelection to the Board, an additional option to purchase 2,500 shares. The exercise price of the automatic options is the fair market value of the Common Stock as determined by the closing price reported by the Nasdaq National Market on the date of grant. Options granted under the Directors' Plan have a five-year term and vest over four years: one-quarter (1/4) of the shares vest one year from the date of grant and one forty-eighth (1/48th) of the total shares vest each month thereafter.

  On July 26, 1994, automatic options were granted to C. Gordon Bell, Harvey B. Cash, D. James Guzy, C. Woodrow Rea and Robert H. Smith to purchase 2,500 shares of Common Stock at an exercise price of $27.875 per share, the fair market value on the date of grant. On March 21, 1995, upon his appointment to the Board of Directors, an initial option was granted to Walden C. Rhines to purchase 10,000 shares of Common Stock at an exercise price of $36.00 per share.

  The Directors' Plan is discussed in more detail under Proposal 4.

VOTE REQUIRED

  The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law.

                                   PROPOSAL 2

                 APPROVAL OF AN AMENDMENT TO THE 1989 EMPLOYEE
                              STOCK PURCHASE PLAN

  The Company's 1989 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1989 and approved by the shareholders in May 1989. A total of 100,000 shares of Common Stock were initially reserved for issuance thereunder. By subsequent amendments to the Purchase Plan, the shares reserved have been increased to 1,000,000 shares.

PROPOSED AMENDMENT TO THE PURCHASE PLAN

  On April 17, 1995, the Board of Directors approved an amendment to the Purchase Plan to further increase the aggregate number of shares authorized for issuance thereunder by 400,000 shares, bringing the total number of shares reserved under the Purchase Plan to 1,400,000 shares. Proposal 2 seeks shareholder approval of this amendment.

  The Board considers the increase in shares necessary to meet the Company's current needs. The Board further believes that the Purchase Plan is an integral component of the Company's benefits program that is intended to provide employees with an incentive to exert maximum effort for the success of the Company and to participate in that success through the acquisition of the Company's Common Stock. As of April 1, 1995, approximately 60% of the Company's eligible employees were participating in the Purchase Plan.

VOTE REQUIRED

  The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Purchase Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

  The essential provisions of the Purchase Plan are outlined below.

ADMINISTRATION

  The Purchase Plan is administered by the Compensation Committee of the Board of Directors.

ELIGIBILITY

  Only employees may participate in the Purchase Plan. For this purpose, an "employee" is any person who is regularly employed at least twenty (20) hours per week and five (5) months per calendar year by the Company or any of its majority-owned subsidiaries. No employee shall be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) under the Purchase Plan in any calendar year. As of January 1, 1995 (the last enrollment date), there were approximately 2,258 employees eligible to participate in the Purchase Plan, of whom approximately 1,350 were participants.

OFFERING PERIOD

  There is generally one offering under the Purchase Plan during each six (6) month period. The first offering period commenced on June 8, 1989, and terminated on December 31, 1989. Subsequent offering periods were January 1 through June 30 and July 1 through December 31. Since the Compensation Committee has the power to change the duration of future offering periods, on May 24, 1994, the offering periods were amended to coincide with the accounting and payroll schedules and include thirteen pay periods per offering. Accordingly, the current offering will end on July 1, 1995. The offering periods shall continue until the Purchase Plan is terminated. The first day of an offering period is referred to as the "Offering Date." The last day of an offering period is referred to as the "Exercise Date."

PURCHASE PRICE

  The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Exercise Date. The fair market value of the Common Stock on a given date shall be the closing price as reported in the Wall Street Journal.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

  The purchase price of the shares is accumulated by payroll deductions over the offering period. The Purchase Plan provides that the aggregate of such payroll deductions during the offering period shall not exceed fifteen percent (15%) of total compensation during said offering period. However, beginning with the offering of July 1, 1990, each participant was limited to ten percent (10%) of base compensation and the right to purchase a maximum of 500 shares in each offering. Such restrictions will apply until the Compensation Committee takes further action. During the offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease but not increase the rate of payroll deductions.

  All payroll deductions made for a participant are credited to the participant's account under the Purchase Plan and are included with the general funds of the Company. Funds received upon sales of stock under the Purchase Plan are used for general corporate purposes.

WITHDRAWAL

  A participant may terminate his or her interest in a given offering by signing and delivering to the Company a notice of withdrawal from the Purchase Plan at least fifteen (15) days prior to the Exercise Date of the offering period.

TERMINATION OF EMPLOYMENT

  Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant or his or her heirs.

CAPITAL CHANGES

  In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as stock splits or stock dividends, resulting in an increase or decrease in the number of outstanding shares of Common Stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share.

EFFECT OF LIQUIDATION, DISSOLUTION, SALE OF ASSETS OR MERGER

  In the event of liquidation or dissolution of the Company, an employee's participation in the Purchase Plan will be terminated immediately before consummation of such event unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the employee's rights may be satisfied by assumption of the Company's obligations by such acquiring or successor corporation. If such corporation refuses to assume those obligations, the Board shall allow the immediate exercise of the employee's rights for fifteen (15) days, after which the employee's rights under the Purchase Plan shall terminate.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board may at any time amend or terminate the Purchase Plan, except that no such termination shall affect options previously granted and no amendment shall make any change in an option granted prior thereto that adversely affects the rights of any participant. Under the Purchase Plan, an amendment to increase the number of shares reserved for issuance requires the approval of the shareholders of the Company. The Plan will terminate in March 2009, unless terminated earlier by the Board.

TAX INFORMATION

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the Offering Date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the Offering Date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above and subject to the limitation on deductibility set forth in Section 162(m) of the Code.

  The foregoing is only a summary of the effect of federal income taxation laws upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

PARTICIPATION IN THE PURCHASE PLAN

  Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth information with respect to the shares purchased during the Last Fiscal Year by (i) the executive officers named in the Summary Compensation Table below (the "Named Officers"), (ii) all current executive officers as a group, and (iii) all other employees as a group who participated in the Purchase Plan.

                                                        NUMBER OF
                                                          SHARES      DOLLAR
   NAME (OR GROUP) AND POSITION                        PURCHASED(#) VALUE($)(1)
   ----------------------------                        ------------ -----------
   Michael L. Hackworth...............................       742     $  2,937
     Chief Executive Officer
     and President
   Suhas S. Patil.....................................       871     $  3,532
     Chairman of the Board and
     Executive Vice President,
     Products and Technology
   Douglas J. Bartek..................................       861     $  3,485
     President, Visual and
     Systems Interface Products
   Michael L. Canning.................................       841     $  3,391
     President, Mass Storage Products
   Sam S. Srinivasan..................................       831     $  3,344
     Senior Vice President, Finance
     and Administration, Chief Financial Officer,
     Treasurer and Secretary
   All current executive officers as a group (10
     persons)..........................................    7,510     $ 30,066
   All other employees as a group (1,237 persons).....   223,116     $876,338

- --------

(1) Market value on the date of purchase, minus the purchase price under the Purchase Plan.

                                  PROPOSAL 3

                        APPROVAL OF AN AMENDMENT TO THE
                             1987 STOCK OPTION PLAN

  The 1987 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and approved by the shareholders in 1987. By subsequent amendments to the Option Plan approved by the Board and the shareholders, the shares reserved have been increased to 8,222,444 shares.

  Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees. Technology companies have historically used stock options as an important part of recruitment and retention packages. The Company competes directly with these technology companies for experienced executives and engineers and must be able to offer comparable packages to attract the caliber of individual that the Company believes is necessary to provide the growth that shareholders desire. THE COMPANY'S GROWTH IS LARGELY RESPONSIBLE FOR THE NEED TO INCREASE SHARES ISSUABLE UNDER THE OPTION PLAN. THE ABILITY TO RETAIN KEY EMPLOYEES OF THE COMPANY BY PROVIDING ONGOING INCENTIVES AND TO MAINTAIN AN OPTION POOL FOR USE IN FUTURE ACQUISITIONS IS VITAL TO THE COMPANY'S GROWTH.

PROPOSED AMENDMENT TO THE OPTION PLAN

  On April 17, 1995, the Board of Directors increased the shares reserved for issuance under the Option Plan by an additional 900,000 shares, bringing the total shares reserved for issuance under the Option Plan to 9,122,444 shares. Proposal 3 seeks shareholder approval of this amendment.

VOTE REQUIRED

  The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Option Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

  The essential provisions of the Option Plan are outlined below.

ADMINISTRATION

  The Option Plan is administered by the Compensation Committee of the Board of Directors.

ELIGIBILITY

  The Option Plan provides that options and stock purchase rights may be granted to any person, including officers and directors, employed by the Company or its majority-owned subsidiaries and to consultants to the Company. Incentive stock options may be granted only to employees, including officers. The Compensation Committee of the Board of Directors approves the participants, the time or times at which options and stock purchase rights shall be granted and the number of shares to be subject to each. In making such determination, there is taken into account the duties and responsibilities of the employee, the value of the employee's services, his or her present and potential contributions to the success of the Company and other relevant factors. As of April 1, 1995, there were approximately 2,331 employees currently eligible to participate in the Option Plan, and 1,206 employees holding outstanding options under the Option Plan. Currently, there are no consultants eligible to participate in the Option Plan.

TERMS OF OPTIONS

  The terms of options granted under the Option Plan are determined by the Compensation Committee. Each option is evidenced by a stock option agreement between the Company and the employee or consultant to whom such option is granted and is normally subject to the following additional terms and conditions:

    (a) EXERCISE OF THE OPTION: The Compensation Committee may determine when options may be exercisable. The current form of option agreement provides that options are immediately exercisable in full but that the shares covered by the option are subject to vesting over time. The Company may repurchase unvested shares if the optionee's status as an employee or consultant terminates. Shares subject to an option normally vest over four
  (4) years at the rate of one-quarter (1/4) of the shares on the first anniversary of the option grant, or for new employees on the anniversary of their date of hire, and one forty-eighth (1/48th) of the total shares each month thereafter. The Compensation Committee may at any time or from time to time accelerate the vesting of any outstanding option. The purchase price of the shares purchased upon exercise of any option shall be paid in cash, check or other shares of Common Stock.

    (b) EXERCISE PRICE: The exercise price under the Option Plan is determined by the Compensation Committee. In the case of an incentive stock option granted to an employee, the exercise price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted. For a nonstatutory option or a stock purchase right, the price shall not be less than eighty-five percent (85%) of the fair market value on the date of grant. In the case of an option or stock purchase right granted to a shareholder who, immediately prior to such grant, owns stock representing more than ten percent (10%) of the voting power or value of all classes of stock of the Company, the exercise price must not be less than 110% of such fair market value. The Compensation Committee has the discretion and authority to amend and reprice the outstanding options. To date, the Company has not repriced any options.

    (c) TERMINATION OF EMPLOYMENT: If the optionee's status as an employee or consultant terminates for any reason other than death or disability, options under the Option Plan may be exercised not later than two (2) months after such termination and may be exercised only to the extent such option was exercisable and vested on the date of termination.

    (d) DISABILITY OF OPTIONEE: If an optionee should become totally and permanently disabled while employed by the Company, options may be exercised within six (6) months after termination of employment due to such disability, but only to the extent such options were exercisable and vested on the date of termination.

    (e) DEATH OF OPTIONEE: If an optionee should die while employed by the Company, options may be exercised at any time within twelve (12) months after death, but only to the extent the options would have been exercisable and vested had the optionee continued living and terminated employment twelve (12) months after the date of death. If an optionee should die within two (2) months after termination of continuous status as an employee or a consultant, options may be exercised within ten (10) months after death, but only to the extent the options were exercisable and vested on the date of termination of employment.

    (f) TERMINATION OF OPTIONS: Incentive stock options granted under the Option Plan expire ten (10) years from the date of grant and nonstatutory stock options granted under the Option Plan expire ten (10) years and one
  (1) day from the date of grant, unless otherwise provided in the option agreement. However, in the case of an option granted to an employee who, at the time the option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary, the term of the option shall not be greater than five (5) years. Under the form of option agreement currently used by the Company, options expire ten (10) years from date of grant.

    (g) NON-TRANSFERABILITY OF OPTIONS: An option is non-transferable by the optionee other than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee.

    (h) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board of Directors or its committee.

PERFORMANCE-BASED COMPENSATION LIMITATIONS

  No employee shall be granted, in any fiscal year of the Company, options to purchase more than 400,000 shares. The Company may, however, upon an employee's initial employment, grant an option to purchase up to an additional 800,000 shares. The foregoing limitations, which shall be adjusted proportionately in connection with any change in the Company's capitalization (such as a stock split), are intended to satisfy the requirements applicable to options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code. In the event that the Compensation Committee determines that such limitations are not required to qualify options as performance-based compensation, the Compensation Committee may modify or eliminate such limitations.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

  In the event any change is made in the Company's capitalization that results from a stock split or payment of a stock dividend (but only on Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to the option.

  In the event of a proposed dissolution or liquidation of the Company, each option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the options shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board makes the option fully vested and exercisable prior to the sale of assets or merger. If the Board makes an option vested and exercisable prior to the merger or sale of assets, the Board shall notify the participant that the option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice and the option will terminate upon the expiration of such period.

  The same rules apply to stock purchase rights, if any are outstanding, in the event of any change in capitalization.

AMENDMENT AND TERMINATION

  The Board may amend or terminate the Option Plan from time to time in such respects as the Board may deem advisable; provided that any increase in the number of shares subject to the Option Plan shall require shareholder approval. The Plan will terminate on May 1, 1997, unless terminated earlier by the Board.

TAX INFORMATION

  Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

  An optionee who is granted an incentive stock option generally will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income on such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. In such event, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

  All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured by the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

PARTICIPATION IN THE OPTION PLAN
  The grant of options and stock purchase rights under the Option Plan to eligible employees and consultants, including the Named Officers, is subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the Option Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the Option Plan. The following table sets forth information with respect to options granted under the Option Plan during the Last Fiscal Year to (i) the Named Officers, (ii) all current executive officers as a group and (iii) to all other employees as a group. The term of all options outstanding under the Option Plan is ten years from date of grant.

                                                      SHARES       WEIGHTED
                                                     SUBJECT       AVERAGE
                                                    TO OPTIONS  EXERCISE PRICE
   NAME (OR GROUP) AND POSITION                     GRANTED(#) PER SHARE($/SH.)
   ----------------------------                     ---------- ----------------
   Michael L. Hackworth............................   150,000       $37.25
     Chief Executive Officer
     and President
   Suhas S. Patil..................................    35,000       $30.00
     Chairman of the Board and
     Executive Vice President,
     Products and Technology
   Douglas J. Bartek...............................    25,000       $30.00
     President, Visual and
     Systems Interface Products
   Michael L. Canning..............................    25,000       $30.00
     President, Mass Storage Products
   Sam S. Srinivasan...............................    54,000       $30.00
     Senior Vice President, Finance
     and Administration, Chief Financial Officer,
     Treasurer and Secretary
   All current executive officers as a group (13
    persons).......................................   416,000       $32.61
   All other employees as a group (1,206 persons).. 1,527,978       $28.22

                                   PROPOSAL 4

                        APPROVAL OF AN AMENDMENT TO THE
                       1990 DIRECTORS' STOCK OPTION PLAN

  The 1990 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in January 1990 and approved by the shareholders in July 1990. A total of 120,000 shares of Common Stock were initially reserved for issuance thereunder. A subsequent amendment to the Directors' Plan increased the shares reserved to a total of 145,000.

PROPOSED AMENDMENT TO THE DIRECTORS' PLAN

  On April 17, 1995, the Board of Directors' increased the shares reserved for issuance under the Directors' Plan by an additional 40,000 shares, bringing the total number of shares reserved for issuance under the Directors' Plan to 185,000. Proposal 4 seeks shareholder approval of this amendment.

VOTE REQUIRED

  The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Directors' Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

  The essential provisions of the Directors' Plan are outlined below.

ADMINISTRATION

  The Directors' Plan is administered by the Board of Directors. All options under the Directors' Plan shall be either Automatic Options or Special Options. The timing of the grant of Automatic Options is determined by the Directors' Plan and no discretion is permitted. The grant of Special Options shall be made at the discretion of the Board (exclusive of the optionee); provided, however, that no Special Option shall become exercisable unless approved by the shareholders of the Company. No member of the Board may vote on the grant of any option that relates to himself or herself.

ELIGIBILITY

  Only non-employee Directors ("Outside Directors") may participate in the Directors' Plan. As of April 1, 1995, there were six (6) Outside Directors eligible to participate in the Directors' Plan.

AUTOMATIC OPTION GRANTS

  Each Outside Director is automatically granted in initial option to purchase 10,000 shares of Common Stock upon the date such person first becomes a Director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. Each Outside Director automatically receives, upon his or her annual reelection to the Board, an additional option to purchase 2,500 shares of Common Stock.

SPECIAL OPTION GRANTS

  Grants of Special Options shall be made at the discretion of the Board (exclusive of the optionee); provided, however, that no Special Option shall become exercisable unless approved by the shareholders of the Company.

TERMS OF OPTIONS

  Options granted under the Directors' Plan shall have a term of five years and are exercisable only while the Outside Director remains an Outside Director of the Company or within seven (7) months of the date the Outside Director ceases to serve as a Director. The exercise price of Automatic Options is 100% of the fair market value per share on the date of grant of the option. The exercise price of the Special Options shall be as determined by the Board (subject to shareholder approval of the grant) and may be less than 100% of fair market value.

  Automatic Options are immediately exercisable and subject to repurchase by the Company as to any unvested shares upon cessation of status as an Outside Director. The Shares subject to the Automatic Option vest cumulatively as to one-quarter (1/4) of the aggregate number of shares on the first annual anniversary of the date of grant and as to one forty-eighth (1/48th) of the total shares each month thereafter; provided however, that if the optionee ceases to serve as an Outside Director of the Company, vesting ceases as of the date of termination. Special Options shall be subject to vesting as determined by the Board of Directors and approved by the shareholders.

  Options granted under the Directors' Plan are intended to comply with Rule 16b-3 (or any successor rule) and shall contain any such additional conditions or restrictions as may be required to qualify for the maximum exemption from
Section 16 of the Exchange Act with respect to plan transactions.

EXERCISE OF OPTIONS

  An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased, and tendering payment to the Company of the purchase price. The payment shall consist entirely of cash, check, other shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised (which, if acquired from the Company, shall have been held for at least six (6) months), or any combination of such methods of payment.

DISABILITY OF OPTIONEE

  If an Outside Director ceases to serve as a Director or is unable to continue his or her service as a Director with the Company as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the Outside Director may exercise the option, but only within seven (7) months after the date he or she ceases to be a Director of the Company, and only to purchase vested shares. To the extent that he or she was not entitled to exercise an option at the date of such termination, or if he or she does not exercise such option (which he or she was entitled to exercise) within the time specified herein, the option shall terminate.

DEATH OF OPTIONEE

  If the optionee dies during the term of the option and the optionee was, at the time of his or her death, an Outside Director of the Company and who shall have been in continuous status as a Director since the date of grant of the option, the option may be exercised, at any time within seven (7) months following the date of death, by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the shares that had vested at the date of death.

  If the optionee dies within seven (7) months after the termination of continuous status as a Director, then the option may be exercised, at any time within seven (7) months following the termination of the optionee's continuous status as a Director, or three (3) months after the date of death, whichever is later, by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the shares that had vested at the date of termination.

CAPITAL CHANGES

  In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of Common Stock, proportionate adjustments will be made by the Company in the shares subject to purchase and in the price per share.

EFFECT OF LIQUIDATION, DISSOLUTION, SALE OF ASSETS OR MERGER

  In the event of a liquidation or dissolution of the Company, all options will terminate immediately before consummation of such event. In the event of a proposed sale of all or substantially all of the assets of the Company, or merger of the Company with or into another corporation, all options shall be assumed or equivalent options shall be substituted, by such successor corporation or a parent or subsidiary of such successor corporation. If such successor corporation refuses to assume the option or to substitute an equivalent option, the Board shall, in lieu of such assumption or substitution, provide that the optionee shall have the right to exercise the option as to all of the optioned shares, including shares as to which the option would not otherwise be exercisable, or that the restrictions on unvested shares shall be removed, as the case may be. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the optionee that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option will terminate upon the expiration of such period.

AMENDMENT AND TERMINATION

  The Board of Directors may amend, alter, suspend or discontinue the Directors' Plan; provided, however, that the terms of Automatic Options may not be amended more than once in any six-month period. The Company shall obtain shareholder approval of any Directors' Plan amendment that is required to comply with Rule 16b-3. No action by the Board may affect options already granted under the Directors' Plan without the consent of the Optionee. The Directors' Plan will terminate on January 16, 2000, unless terminated earlier by the Board.

TAX INFORMATION

  Options granted under the Directors' Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income, generally measured by the excess of the then fair market value of the shares of Common Stock purchased over the purchase price. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as taxable income as provided above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

PARTICIPATION IN THE DIRECTORS' PLAN

  The grant of options under the Directors' Plan is determined by the Directors' Plan with respect to Automatic Options and is subject to the individual director's election, appointment or reelection to the Board. The grant of Special Options is at the discretion of the Board of Directors and the approval of the shareholders of the Company. Only Outside Directors are eligible to participate in the Directors' Plan. The following table sets forth information with respect to options granted under the Directors' Plan during the Last Fiscal Year to the Outside Directors. The term of all options outstanding under the Option Plan is five (5) years from date of grant.

                                                       SHARES       WEIGHTED
                                                      SUBJECT       AVERAGE
                                                     TO OPTIONS  EXERCISE PRICE
                                                     GRANTED(#) PER SHARE($/SH.)
                                                     ---------- ----------------
   C. Gordon Bell, Director.........................    2,500       $27.875
   Harvey B. Cash, Director.........................    2,500       $27.875
   D. James Guzy, Director..........................    2,500       $27.875
   C. Woodrow Rea, Director.........................    2,500       $27.875
   Walden C. Rhines, Director.......................   10,000       $36.000
   Robert H. Smith, Director........................    2,500       $27.875
   All Outside Directors as a group (six persons)...   22,500       $31.486

                                   PROPOSAL 5

              APPROVAL OF THE EXECUTIVE VARIABLE COMPENSATION PLAN

  In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended. Under Section 162(m) of the Code, the Company generally may not deduct in any tax year more than $1 million of compensation paid to the executive officers named in the summary compensation table in the proxy statement (the "Covered Employees"). However, certain performance-based compensation that is approved by shareholders is not subject to the deduction limit. The Company currently maintains the Executive Variable Compensation Plan (the "EVCP"), which was adopted in 1990. The Company is requesting that shareholders approve the EVCP in order to qualify payments under the terms of the plan as performance-based compensation under Section 162(m) of the Code.

VOTE REQUIRED

  The affirmative vote of a majority of the Votes Cast will be required to approve the EVCP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

  The essential provisions of the EVCP are outlined below.

PURPOSE

  The purpose of the EVCP is to motivate and reward executives by making a significant portion of their cash compensation directly dependent upon achieving key strategic objectives. The plan provides the opportunity for the executive officers to earn substantial incentive compensation for attaining financial and operational objectives that are critical to the Company's ongoing growth and profitability and are expected to result in high long-term returns to shareholders.

ADMINISTRATION

  The plan will be administered by the Compensation Committee of the Board of Directors (the "Committee") consisting of no fewer than two members of the Board of Directors, all of whom qualify as "outside directors" within the meaning of Section 162(m) of the Code. The decisions of the Compensation Committee are subject to ratification by the Board of Directors.

ELIGIBILITY

  The individuals who are eligible to participate in the EVCP are the executive officers and other key employees of Cirrus Logic who are or who may become Covered Employees, as determined by the Committee. EVCP participants are chosen solely at the discretion of the Committee. No person is automatically entitled to participate in the EVCP in any given plan year.

MAXIMUM BONUS AND PAYOUT CRITERIA

  Under the EVCP, participants are eligible to receive bonus payments based upon the attainment and certification of performance measures pre-established by the Committee. Performance measures are established for quarterly, semi-annual or annual performance periods.

  EVCP payments are made in cash as soon as is practicable following determination of the amount of the bonus payment, provided that, at the discretion of the Committee, a participant may, subject to such terms and conditions as the Committee may determine, elect to defer all or any part of any bonus by complying with such procedures as the Committee may prescribe.

  The primary performance measures for the plan are corporate profitability and growth as measured by: income before income tax, and/or operating income, income before income tax and/or operating income as a percent of revenue, revenue growth, gross margin as a percent of revenue, and/or measures related to profitability above a cost of capital. The impact of any acquisitions or mergers during the plan year will be excluded from the performance measures. Participants who have primary responsibility for a business unit of the Company may be measured on business unit operating profit, business unit operating profit as a percent of revenue, and/or measures related to business unit profitability above its cost of capital, in place of some or all of the corporate performance measures. A participant's bonus payment is determined based on Cirrus Logic's and/or a business unit's achievement of the above performance measures for the performance period, and may be adjusted based on the achievement of secondary pre-established financial and/or operational objectives. The maximum positive adjustment possible is plus 10%, and the maximum negative adjustment possible results in no incentive payment to the participant.

  The payment to each participant is directly related to objective performance of Cirrus Logic and/or its business units with respect to each of the relevant performance measures. The Committee has determined that the specific performance goals equating to achievement of Cirrus Logic's financial and operational objectives that make up the basis of the EVCP are confidential information, which, if specifically disclosed, would adversely affect Cirrus Logic.

  Each participant's payment under the EVCP is calculated using the following steps:

      PRIMARY     Actual performance on each primary performance measure
      PERFORMANCE determines a nominal bonus percentage according to schedules
      PERCENTAGE  built around the objective for each measure. The sum of the nominal bonus percentages is the Primary Performance
                  Percentage.
      KEY RESULTS The Key Results Multiplier is determined according to the
      MULTIPLIER  participant's performance on the secondary financial and operational objectives versus schedules.

  The Committee adopts the performance measures and objectives with respect to a particular performance period in advance of such date as is permitted by IRC
Section 162(m).

      EVCP        The EVCP incentive earned for a performance period by a
      INCENTIVE   participant is equal to the Primary Performance Percentage
      EARNED      times the Key Results Multiplier times the participant's
                  annual base salary rate as of the payment date.

  The Committee will certify in writing that all of the performance criteria have been met prior to any payments under the EVCP.

  The maximum bonus that any one individual may receive under the EVCP in any one fiscal year is $2,000,000. The Committee cannot increase a Covered Employee's bonus; however, in its sole discretion, the Committee may decrease a Covered Employee's bonus. Generally, an executive must be actively employed by Cirrus Logic or a subsidiary company and on the payroll at such time as the payment is made following the performance period to receive the award.

NEW PLAN BENEFITS

  The amounts that will be paid pursuant to the EVCP are not currently determinable.

AMENDMENT AND TERMINATION

  The Committee may terminate, suspend or amend the EVCP, in whole or in part from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the EVCP or in any award granted thereunder so long as shareholder approval has been obtained if required in order for awards to qualify as "performance-based compensation" under Section 162(m) of the Code. No amendment, termination, or modification of the EVCP may in any manner affect awards theretofore granted and approved by the shareholders without the consent of the participant unless the Committee has made a determination that an amendment or modification is in the best interests of all persons to whom awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award.

TAX CONSEQUENCES

  Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. Cirrus Logic will receive a corresponding deduction for the amount constituting ordinary income to the participant at the same time the participant recognizes that ordinary income, provided that the EVCP satisfies the requirements of
Section 162(m) of the Code. It is Cirrus Logic's intention that the EVCP be adopted and administered in a manner which maximizes the deductibility of compensation for Cirrus Logic under Section 162(m) of the Code to the extent practicable and consistent with Cirrus Logic's business considerations.

                                   PROPOSAL 6

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the current fiscal year ending March 30, 1996. Ernst & Young LLP has audited the Company's financial statements annually since 1984. In the event that a majority of the Votes Cast are against the ratification, the Board of Directors will reconsider its selection.

  A representative of Ernst & Young LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 6.

              SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each shareholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each of the Named Officers and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

                                                               NUMBER OF
                        BENEFICIAL OWNER                       SHARES(1) PERCENT
                        ----------------                       --------- -------
   Merrill Lynch Asset Management, L. P.(2)(3)................ 3,000,000  9.76%
     P.O. Box 9011
     Princeton, NJ 08543
   FMR Corp.(2)(4)............................................ 2,924,100  9.51
     82 Devonshire Street
     Boston, MA 02109
   T. Rowe Price Associates, Inc.(2).......................... 1,691,600  5.50
     100 East Pratt Street
     Baltimore, MD 21202
   Michael L. Hackworth(5)....................................   628,040  2.04
   Suhas S. Patil(6)..........................................   625,164  2.03
   Douglas J. Bartek(7).......................................   180,179     *
   David L. Lyon(8)...........................................   155,284     *
   Michael L. Canning(9)......................................   149,649     *
   Sam S. Srinivasan(10)......................................   140,504     *
   D. James Guzy(11)..........................................    88,889     *
   C. Gordon Bell(12).........................................    25,000     *
   Harvey B. Cash(13).........................................    17,708     *
   C. Woodrow Rea, Jr.(14)....................................    10,500     *
   Walden C. Rhines(15).......................................    10,000     *
   Robert H. Smith(16)........................................     4,846     *
   All current executive officers and directors
    as a Group (19 Persons) (17).............................. 2,883,337  9.38%

- --------
* Less than 1%
(1) All options are immediately exercisable, but shares issued upon exercise of unvested options are subject to vesting restrictions. Accordingly, all outstanding options are exercisable within sixty (60) days of the Record Date. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values" table for vested and unvested shares. Mr. Cash is not standing for reelection; therefore, his options have been adjusted to reflect only vested shares as of August 1, 1995.
(2) As reported in the most recent filings with the Securities and Exchange Commission.
(3) Merrill Lynch & Co., Inc. shares voting and dispositive power with respect to 3,000,000 shares with Merrill Lynch Group, Inc., Princeton Services, Inc., Merrill Lynch Asset Management, L.P. and Merrill Lynch Growth Fund for Investment and Retirement.
(4) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 2,924,100 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and the Funds each has sole power to dispose of the shares. Edward C. Johnson 3d, Chairman of FMR Corp. and various other Johnson family members and trusts for the benefit of Johnson family members together form a controlling group with respect to FMR Corp.
(5) Includes 470,000 shares issuable upon exercise of options held by Mr. Hackworth exercisable within sixty (60) days of the Record Date.
(6) Includes (i) 205,000 shares issuable upon exercise of options held by Dr. Patil exercisable within sixty (60) days of the Record Date and (ii) 36,700 shares held by family members and trusts for the benefit of family members, with respect to which Dr. Patil disclaims beneficial ownership.

(7) Includes 99,000 shares issuable upon exercise of options held by Mr. Bartek exercisable within sixty (60) days of the Record Date.
(8) Includes 80,686 shares issuable upon exercise of options held by Dr. Lyon exercisable within sixty (60) days of the Record Date.
(9) Includes 87,674 shares issuable upon exercise of options held by Dr. Canning exercisable within sixty (60) days of Record Date.
(10) Includes 132,835 shares issuable upon exercise of options held by Mr. Srinivasan exercisable within sixty (60) days of the Record Date.
(11) Includes 12,500 shares issuable upon exercise of options held by Mr. Guzy exercisable within sixty (60) days of the Record Date. Also includes
     66,390 shares held by Arbor Company, of which Mr. Guzy is President and may therefore be deemed to be the beneficial owner.
(12) Includes 10,000 shares issuable upon exercise of options held by Dr. Bell exercisable within sixty (60) days of the Record Date.
(13) Includes 12,708 shares issuable upon exercise of options held by Mr. Cash exercisable within sixty (60) days of the Record Date. Mr. Cash is not standing for reelection and, under the terms of the Directors' Plan, he will have seven (7) months to exercise his vested options.
(14) Includes 10,000 shares issuable upon exercise of options held by Mr. Rea exercisable within sixty (60) days of the Record Date.
(15) Includes 10,000 shares issuable upon exercise of options held by Mr.
     Rhines exercisable within sixty (60) days of the Record Date.
(16) Includes 4,846 shares issuable upon exercise of options held by Mr. Smith exercisable within sixty (60) days of the Record Date.
(17) Includes 1,722,151 shares issuable upon exercise of options held by executive officers and directors exercisable within sixty (60) days of the Record Date.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed only of non-employee directors. The Committee is responsible for reviewing and recommending the Company's compensation practices, executive pay levels, and variable compensation programs to the Board of Directors for approval. The Committee also grants stock options within guidelines approved by the Board of Directors.

COMPENSATION PHILOSOPHY

  The Company's compensation philosophy is to pay for performance. As such, total cash compensation should vary with the performance of the Company and long-term incentives should be used to ensure the alignment of executive and shareholder interests. Consistent with this philosophy, the Company provides significant annual incentive opportunities and utilizes stock options as a long-term incentive vehicle.

  Cash compensation for the executives in fiscal 1995 consisted of the following components:

  .  Base salary

  . Variable compensation based on achievement of Company or business-unit income before income tax, and/or operating income, income before income tax and/or operating income as a percent of revenue, revenue growth, gross margin as a percent of revenue, and/or measures related to profitability above the cost of capital, and the achievement of strategic objectives appropriate to each executive (e.g., development of new products, inventory turns, and manufacturing yield improvements).

  Cash compensation for the executives in fiscal 1996 will consist of base salary plus variable compensation described in detail under Proposal 5 to approve the Company's Executive Variable Compensation Plan (the "EVCP").

  The Committee sets compensation levels for executives based on a review of competitive information. Competitive compensation information is gathered from published surveys of high technology company compensation levels (the "Survey Group") and from proxy statements of particular companies that are considered generally comparable to the Company (the "Proxy Group"). The Proxy Group includes companies used in the peer performance graph as well as other semiconductor or high technology companies that are high growth, profitable, and similar in revenue size to the Company. Recommendations by Company management are examined in light of this information, with the intention of establishing and maintaining competitive total cash compensation levels. In general, the Company has attempted to establish a strong relationship between total cash compensation and Company and individual performance by maintaining base salaries at approximately the 50th percentile of the Survey Group and Proxy Group data, and providing additional incentive opportunity so that total cash compensation (salary plus bonus) approaches 50th percentile levels when the Company's performance is near the middle of the semiconductor companies in the Proxy Group, and has the potential to pay at or near the top of the semiconductor companies in the Proxy Group for commensurate levels of performance.

  Long-term incentives are provided through stock option grants to key employees, including the named executive officers. The number of shares subject to each stock option grant is based on the employee's current and anticipated future performance and ability to affect achievement of strategic goals and objectives. The Company grants options in order to directly link a significant portion of each executive's total compensation to the long-term interests of shareholders. Since options are granted at the Company's stock fair market value and vest over a multi-year period, executives will only receive value from the options to the extent that they remain employed by the Company and the Company's stock price increases during the term of the options, thus generating returns for both shareholders and the executives.

  The Company maintains a qualified employee stock purchase plan subject to provisions of the Internal Revenue Code, which is generally available to all employees, and pursuant to which employees can purchase Company stock through payroll deductions of up to 10% of their base salaries. This plan allows participants to buy Company stock at a discount from the market price.

  In response to the enactment of Section 162(m) of the Internal Revenue Code and its related proposed regulations that limit deductibility by a corporation of certain executive officer compensation in excess of $1 million per named executive officer per year, the Committee amended the Company's 1987 Stock Option Plan in order to qualify compensation relating to options granted thereunder as "performance-based compensation", which is not subject to the $1 million limit. The amended 1987 Stock Option Plan was approved by shareholders in July 1994. Since that time, the Committee has evaluated the EVCP in light of the $1 million limit, and has determined that it would be advantageous to also qualify that plan as "performance-based compensation" under Section 162(m) of the Code. Thus, the Committee has placed Proposal 5 of this proxy statement before the shareholders for approval of the EVCP.

BASE SALARY

  In accordance with the Company's compensation philosophy, the base salary rates of the executive officers are generally at approximately the 50th percentile levels of the Survey Group and Proxy Group. For fiscal 1995, the executive officers received salary increases ranging from 4.0% to 19.5% of their fiscal year end 1994 base salary rates, which included adjustments to reflect changes in competitive data and certain promotions. The average salary rate increase for the named executive officers was 15.2%.

INCENTIVE COMPENSATION

  The EVCP is designed to motivate and reward the executive officers by making a significant portion of their cash compensation directly dependent upon achieving predetermined corporate and/or business unit financial goals. The performance measures are based on the Company's annual business plan, and are established for quarterly, semi-annual or annual performance periods. In addition, an executive's variable compensation award may be reduced or increased based on achievement of key strategic goals and objectives previously agreed-upon for each executive. Cash payments are made after the end of the performance period for services rendered and performance levels achieved during the performance period.

  The Company's financial performance during fiscal year 1995 was at approximately the 80th percentile of the semiconductor companies in the Proxy Group as measured by the EVCP goals (i.e., revenue, gross margin, and pre-tax profit). Because of this level of performance, variable compensation payments for fiscal 1995 were substantially higher than those earned in fiscal 1994. The incentive earnings for the executive officers ranged from 44% to 74% of total cash compensation, with the named executive officers averaging 70%.

STOCK OPTIONS

  Stock options are granted to align the interests of key employees with those of the shareholders. Stock options are granted at a price at least equal to the fair market value of the Company's Common Stock on the date of grant. Eligible employees are granted stock options on their date of hire which generally vest over a four-year period from the date of grant. Certain key employees are granted stock options on an annual basis that vest four years from the date of grant. They are granted to key employees, including the named executive officers, based on current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. In fiscal 1995, stock options for the executive officers were granted upon recommendation of management and approval of the Committee within guidelines approved by the Board of Directors, and were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

CEO COMPENSATION

  As described above, the Company's executive pay program is highly leveraged toward variable compensation plans that reward achievement of pre-determined corporate goals and objectives. This principle of pay-for-performance is exemplified by the pay package of the Company's Chief Executive Officer.

  The Committee reviews Mr. Hackworth's base salary annually, considering Company performance, individual performance, and external pay practices. For fiscal year 1995, Mr. Hackworth's base salary was set at $375,000. For fiscal year 1996, his salary increase will be at the same percentage rate used to establish the fund for all employee salary increases. According to projected competitive pay information available to the Committee, Mr. Hackworth's base salary rate for fiscal 1996 will fall below the 50th percentile levels of the Proxy Group and Survey Group.

  Mr. Hackworth's variable compensation for fiscal year 1995 performance was $1,073,980. This amount reflects the performance of the Company versus the semiconductor companies in the Proxy Group. His total cash compensation for fiscal 1995 was $1,448,980, of which 74% was variable compensation. Mr. Hackworth's total cash compensation was significantly above the 50th percentile levels of the Survey Group and Proxy Group, and was commensurate with the financial performance of the Company versus the semiconductor companies in the Proxy Group during fiscal year 1995.

  During fiscal year 1995, Mr. Hackworth was granted stock options to purchase 150,000 shares of the Company's Common Stock, which vest ratably over a four-year period from the date of grant. This award was based on his past performance and anticipated future contribution to the Company's continued revenue and profit growth.

                                          Compensation Committee

                                          C. Woodrow Rea, Jr., Chairman
                                          C. Gordon Bell
                                          Robert H. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of directors Rea, Bell and Smith. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the Last Fiscal Year.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly paid executive officers during the fiscal years ended April 1, 1995, April 2, 1994 and March 31, 1993.

                                                              LONG-TERM
                                                             COMPENSATION
                                                             ------------
                                  ANNUAL COMPENSATION           AWARDS
                             -----------------------------   ------------
                                                              SECURITIES   ALL OTHER
                                                              UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($)(1) BONUS($)(2)    OPTIONS(#)     ($)(3)
- ---------------------------  ---- ------------ -----------   ------------ ------------
Michael L. Hackworth.....    1995   375,000     1,073,980      150,000       1,000
 President and Chief.....    1994   313,721       570,604      200,000       1,000
 Executive Officer.......    1993   287,502       231,242      100,000           0
Suhas S. Patil...........    1995   255,200       713,186       35,000       1,000
 Chairman, Executive
  Vice...................    1994   213,885       390,532      100,000       1,000
 President, Products and
  Technology.............    1993   190,000       180,369       50,000           0
Douglas J. Bartek (4)....    1995   249,400       494,771       25,000       1,000
 President, Visual and
  Systems................    1994   210,132       388,612(4)    74,000       1,000
 Interface Products......    1993   182,710       163,892(4)         0           0
Michael L. Canning.......    1995   227,900       502,601       25,000       1,000
 President, Mass Storage.    1994   211,300       161,542       36,437       1,000
 Products................    1993   193,750       105,000       60,000           0
Sam S. Srinivasan........    1995   222,600       461,496       54,000       1,000
 Senior Vice President,..    1994   201,048       278,959       48,625       1,000
 Finance and
  Administration,........    1993   168,000       107,028       50,000           0
 Chief Financial Officer,
 Treasurer and Secretary

- --------
(1) Amounts shown are before salary reductions resulting from employee contributions to the Cirrus Logic, Inc. 401(k) Profit Sharing Plan.
(2) Includes Executive Variable Compensation bonus earned in the fiscal year.
(3) The amounts disclosed in the "All Other Compensation" column for the Last Fiscal Year are matching contributions by the Company of $1,000 with respect to each Named Executive Officer under the 401(k) plan. No Named Executive Officer received perquisites during fiscal 1995, 1994 or 1993 equal to or in excess of the lesser of $50,000 or 10% of such Named Executive Officer's salary plus bonus for such fiscal year.
(4) Includes $50,000 Retention Bonus pursuant to the Acumos Incorporated merger agreement. See "Executive Compensation--Employment Agreements and Certain Transactions."

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information with respect to options granted in the Last Fiscal Year to the Named Officers.

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION FOR
                                         INDIVIDUAL GRANTS                       OPTION TERM
                         ------------------------------------------------- -----------------------
                          NUMBER OF    % OF TOTAL
                         SECURITIES     OPTIONS
                         UNDERLYING    GRANTED TO
                           OPTIONS    EMPLOYEES IN   EXERCISE   EXPIRATION
          NAME           GRANTED#(1) FISCAL YEAR(2) PRICE($/SH)    DATE     5%($)(3)    10%($)(3)
          ----           ----------- -------------- ----------- ---------- ----------- -----------
Michael L. Hackworth....   150,000        7.17%       $37.25     03/20/05  $ 3,513,949 $ 8,905,036
Suhas S. Patil..........    35,000        1.67%       $30.00     09/12/04  $   660,339 $ 1,673,430
Douglas J. Bartek.......    25,000        1.20%       $30.00     09/12/04  $   471,671 $ 1,195,307
Michael L. Canning......    25,000        1.20%       $30.00     09/12/04  $   471,671 $ 1,195,307
Sam S. Srinivasan.......    54,000        2.58%       $30.00     09/12/04  $ 1,018,809 $ 2,581,863

- --------
(1) All options were granted under the 1987 Stock Option Plan and have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. Mr. Hackworth's options vest over a four-year period and expire ten years from the date of grant. Mr. Srinivasan's options also vest over a four-year period; however, 30,000 shares vest on July 1, 1998. The options granted to Messrs. Patil, Bartek and Canning all vest on July 1, 1998. The Compensation Committee has the discretion and authority to amend and reprice the outstanding options. To date, the Company has not repriced any options.
(2) Based on 2,091,195 options granted under all option plans to employees during the Last Fiscal Year.
(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the 10-year term of the option. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table provides information with respect to option exercises in the Last Fiscal Year by the Named Officers and the value of their unexercised options at Fiscal Year End.

                                                             NUMBER OF
                                                       SECURITIES UNDERLYING           VALUE OF
                                                        UNEXERCISED OPTIONS           UNEXERCISED
                                                           AT FISCAL YEAR        IN-THE-MONEY OPTIONS
                             SHARES                          END(#)(2)        AT FISCAL YEAR END($)(2)(3)
                            ACQUIRED        VALUE      ---------------------- ----------------------------
          NAME           ON EXERCISE(#) REALIZED($)(1)   VESTED    UNVESTED      VESTED       UNVESTED
          ----           -------------- -------------- ---------- ----------- ------------- --------------
Michael L. Hackworth....     60,000       $1,461,000      172,088    147,912  $   2,452,215 $   1,715,285
Suhas S. Patil..........        --               --        73,437    131,563  $   1,192,877 $   1,308,685
Douglas J. Bartek.......        --               --        15,000     84,000  $     180,000 $     881,500
Michael L. Canning......        --               --        23,353     79,751  $     406,383 $   1,032,735
Sam S. Srinivasan.......      3,608       $   46,904       22,209    110,626  $     373,990 $   1,183,032

- --------
(1) Market value of the shares on date of exercise, less the exercise price.
(2) All options are immediately exercisable, but shares issued upon exercise are subject to vesting restrictions. Accordingly, there were no unexercisable options outstanding at fiscal year end. See "PROPOSAL 3-- APPROVAL OF AMENDMENTS TO THE 1987 STOCK OPTION PLAN."
(3) Value is based on fair market value of the Company's stock of $34.00 per share on March 31, 1995 (the last trading day of the Last Fiscal Year), less the exercise price.

EMPLOYMENT AGREEMENTS AND CERTAIN TRANSACTIONS

  In connection with the Acumos Incorporated merger, Douglas J. Bartek joined the Company on April 9, 1992. He has an Employment Agreement with the Company that provides for a minimum annual base salary of $175,000, which amount is to be reviewed annually, and a retention bonus of $100,000, of which $50,000 was paid one year after the merger and $50,000 was paid two years after the merger. Under the Employment Agreement, the Company may terminate Mr. Bartek's employment at any time, subject to payment of certain severance amounts if he is terminated without cause prior to the fifth anniversary of the merger (April 9, 1997). Mr. Bartek may only voluntarily terminate his employment with the Company prior to June 15, 1995 if his compensation is materially reduced, he is demoted or he is asked to relocate more than 50 miles away from Fremont, California ("Certain Reasons"). If Mr. Bartek voluntarily terminates prior to June 15, 1995 in violation of the Employment Agreement, he is obligated to pay liquidated damages to the Company. In the event that he is terminated by the Company, other than for cause, or he voluntarily terminates due to demotion or similar reasons during the three-year period from April 9, 1994 to April 9, 1997, severance benefits shall be paid equal to one year of base salary. Based on Mr. Bartek's salary as of 1995 fiscal year end, the amount of severance that would be payable is $249,400. During the severance payment period, Mr. Bartek's options (if any) would continue to vest and he would continue to be covered by medical, disability and life insurance in effect on the date of termination. No severance payments or benefits are made if Mr. Bartek is terminated for cause or if he voluntarily terminates for reasons other than Certain Reasons. The Employment Agreement also contains a covenant not to compete with the Company until April 9, 1996, unless he is terminated other than for cause or resigns after a demotion or similar event. In addition, in connection with a stock purchase agreement with Acumos Incorporated, Mr. Bartek executed a promissory note on September 4, 1991 in the principal amount of $93,426 bearing interest at a rate of 8% per annum. That note was assumed by Cirrus Logic in the merger and was paid by Mr. Bartek during fiscal year 1993.

  In August 1994, the Company provided Sam S. Srinivasan, Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary, a personal loan of $500,000 at an interest rate of 7.25% per annum for a term of three (3) years. As of this date, $300,000 plus interest has been repaid, leaving a principal balance of $200,000.

                               PERFORMANCE GRAPH

  The following graph shows a comparison of five-year cumulative total shareholder return, calculated on a dividend reinvestment basis, from March 31, 1990 (the last day of the Company's 1990 fiscal year) through March 31, 1995 (the last trading day of fiscal 1995) for Cirrus Logic, Inc., the S&P 500 Composite Index (the "S&P 500") and the Semiconductor Subgroup of the S&P Electronics Index (the "Semiconductor Index"). The graph assumes that $100 was invested in each of these three on March 31, 1990. Note that historic stock price performance is not necessarily indicative of future stock price performance.



                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG CIRRUS LOGIC INC., S&P 500 AND S&P ELEC (SEMI/COMPNTS)

Measurement period               Cirrus      S&P            S&P ELEC
(Fiscal Year Covered)           Logic Inc    500         (SEMI/COMPNTS)
- ---------------------           --------     --------    -------------
Measurement PT -
3/90                            $ 100        $ 100       $ 100

FYE 3/91                        $ 165        $ 114       $ 102
FYE 3/92                        $ 161        $ 127       $ 123
FYE 3/93                        $ 215        $ 146       $ 231
FYE 3/94                        $ 278        $ 149       $ 309
FYE 3/95                        $ 286        $ 172       $ 372


         COMPLIANCE WITH SECTION 16 (A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the Last Fiscal Year, all filing requirements applicable to its officers, directors and ten percent shareholders were complied with.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Sam S. Srinivasan, Secretary

Fremont, California
June 15, 1995

[x] Please mark
    votes as in
    this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, AND FOR PROPOSALS 2, 3, 4, 5, AND 6.

1. Election of Directors

NOMINEES: Michael L. Hackworth, Suhas S. Patil, C. Gordon Bell, D. James Guzy, David L. Lyon, C. Woodrow Rea, Jr., Walden C. Rhines, Robert H. Smith.

                                 FOR       WITHHELD
                                 [_]         [_]

                                                     MARK HERE
                                                    FOR ADDRESS      [_]
______________________________________               CHANGE AND
For all nominees except as noted above               NOTE BELOW


                                                  FOR      AGAINST    ABSTAIN

2. To approve an amendment to the Company's       [_]        [_]        [_]
   1989 Employee Stock Purchase Plan to
   increase the number of shares of Common
   Stock available for grant under the Plan by 400,000 shares.

3. To approve an amendment to the Company's       [_]        [_]        [_]
   1987 Stock Option Plan to increase the
   number of shares of Common Stock available for grant under the Plan by 900,000 shares.

4. To approve an amendment to the Company's       [_]        [_]        [_]
   1990 Directors' Stock Option Plan to
   increase the number of shares of Common
   Stock available for grant under the Plan by 40,000 shares.

5. To approve the Company's Executive Variable    [_]        [_]        [_]
   Compensation Plan.

6. To ratify the appointment of Ernst & Young     [_]        [_]        [_]
   LLP as independent auditors of the Company.

7. To transact such other business as may properly come before the meeting or any adjournment thereof.


Signature:________________________________Date____________________________

Signature:________________________________Date____________________________

PROXY


                              CIRRUS LOGIC, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 PROXY FOR 1995 ANNUAL MEETING OF SHAREHOLDERS


      The undersigned shareholder of CIRRUS LOGIC, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 15, 1995, and the Company's Annual Report for its fiscal year ended April 1, 1995, and hereby appoints, Sam
S. Srinivasan and Michael L. Hackworth and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1995 Annual Meeting of Shareholders of CIRRUS LOGIC, INC., to be held on August 1, 1995, at 3:30 p.m., local time at 3100 West Warren Avenue, Fremont, California 94538 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

                                                           -----------------
             CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                 SIDE
                                                           -----------------

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.
- -----------
     2            Amended 1989 Employee Stock Purchase Plan

     3            Amended 1987 Stock Option Plan

     4            Amended 1990 Directors' Stock Option Plan